Exhibit 10.43
FIRST AMENDMENT TO
MASTEC, INC. DEFERRED BONUS AGREEMENT FOR AUSTIN SHANFELTER
DATED NOVEMBER 1, 2002
     This Amendment made and entered into this 6th day of January, 2006, effective as of January 1, 2005, by and between MasTec, Inc., a Florida corporation, with principal offices and place of business in the State of Florida (the “Corporation”) and Austin Shanfelter, an individual residing in the State of Florida (the “Employee”).
     WHEREAS, the Corporation and Employee entered into a Deferred Bonus Agreement on November 1, 2002 (the “Agreement”) to provide the terms and conditions upon which the Corporation shall pay a certain deferred bonus to the Employee; and
     WHEREAS, in accordance with paragraph 3b of the Agreement, the parties desire to amend the Agreement to modify certain provisions thereof to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto hereby amend the Agreement, as follows, effective as of January 1, 2005.
     1. Paragraph 1a is amended by deleting the paragraph in its entirety, and substituting the following in lieu thereof:
          a. Eligibility for Benefit. As of November 1, 2002, the Corporation and the Employee entered into a Split-Dollar Agreement (collectively the “Split Dollar Agreement”). The Employee shall be entitled to receive the Deferred Bonus provided hereunder from the Corporation in the event that the Split-Dollar Agreement is terminated upon the six (6) year anniversary of the Split-Dollar Agreement.
     2. Paragraph 1c is amended by deleting the paragraph in its entirety, and substituting the following in lieu thereof:

          c. Payment of Deferred Bonus. On or as soon as administratively practicable after the date upon which the Employee becomes entitled to the Deferred Bonus as provided above, but in no event later than 60 days after such date, the Corporation shall pay to the Employee an amount equal to the Deferred Bonus, subject to usual withholding taxes.
     3. Paragraph 2b is amended by adding the following sentence at the end thereof:
Notwithstanding anything herein to the contrary, this Agreement shall terminate upon the Corporation’s (i) bankruptcy (with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)), or (ii) dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended. On or as soon as administratively practicable after the date upon which this Agreement terminates in accordance with the preceding sentence, but in no event later than the last day of the calendar year in which such termination occurs, the Corporation shall pay to the Employee an amount equal to the Deferred Bonus, subject to usual withholding taxes.
     4. Except as herein amended, the parties hereby ratify and confirm the Agreement in all respects, effective as of January 1, 2005.

MASTEC, INC.
By /s/ C. Robert Campbell, CFO
C. Robert Campbell, CFO
"Corporation"

Attest
/s/ Alberto de Cardenas
Secretary

/s/ Austin Shanfelter
Austin Shanfelter
"Employee"